FOR RELEASE AT 8:00 AM ET	For more information, contact:
NOV. 4, 2010	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2010 THIRD QUARTER RESULTS

– Company Will Hold Conference Call at 9:00 a.m. ET –

ALACHUA, Fla. (Nov. 4, 2010) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the third quarter ended Sept. 30, 2010 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $41.8 million, with gross margin of 48 percent.

•	Achieved growth in the domestic sports medicine business of 20 percent over third quarter 2009.

•	Signed an exclusive, 10-year distribution agreement with Zimmer Dental Inc. for biologic implants for the dental market worldwide.

•	Signed an exclusive agreement with Athersys Inc. to provide RTI access to its Multipotent Adult Progenitor Cell (MAPC) technologies.

•	Signed a distribution agreement with SeaSpine, a new distributor for spinal implants, and launched a new cervical construct.

•	Launched a new spine implant with Medtronic.

•	Net loss of $133.1 million, or $2.43 per fully diluted share, included a non-cash goodwill impairment charge.

•	Adjusted net income, excluding the impairment charge, was $1.6 million, or $0.03 per fully diluted share.

“Revenues in the third quarter met expectations as our direct businesses, including sports medicine, demonstrated continued strength. In addition, we are pleased to have completed our revised distribution agreement with Zimmer and signed the licensing agreement with Athersys during the quarter,” said Brian K. Hutchison, chairman and CEO of RTI. “We remain confident that we will reach our financial goals for the rest of the year despite challenging conditions in some of our end markets.”

Revenues of $41.8 million for the third quarter of 2010 decreased 2 percent compared to the third quarter of 2009. Domestic revenues of $37.6 million for the third quarter increased 1 percent on the strength of the direct sports medicine business. International revenues of $4.2 million decreased 23 percent primarily due to economic weakness in several international markets. During the third quarter, currency exchange fluctuations resulted in a decrease in revenues of $376,000.

For the third quarter of 2010, the company reported a net loss of $133.1 million and a net loss per fully diluted share of $2.43 based on 54.8 million fully diluted shares outstanding, compared to net income of $2.3 million and net income per fully diluted share of $0.04 for the third quarter 2009, based on 55.0 million fully diluted shares outstanding.

Third quarter results include a decrease in income of $134.7 million, or $2.46 per fully diluted share, due to a non-cash goodwill impairment charge. The impairment charge is a result of an analysis of recorded goodwill in accordance with the financial accounting and reporting requirements of the Financial Accounting Standards Board ASC 350, Goodwill and Other Intangible Assets, considering the decline in the market value of the company’s equity during the third quarter.

2010 Outlook

The company reaffirmed previously issued 2010 fiscal guidance that full year revenues are estimated to be between $165 million and $168 million. Excluding the impact of the goodwill impairment charge taken in the third quarter, the full year earnings per fully diluted share are expected to be in the range of $0.10 to $0.12, based on 55.0 million fully diluted shares outstanding.

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the third quarter results at 9:00 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A telephone replay of the call will be available through Dec. 4, 2010 and can be accessed by calling (800) 642-1687, pass code 17891989; the replay will also be available at www.rtix.com.

Use of Non-GAAP Financial Measures

A reconciliation of the company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the company’s use of the non-GAAP measures, is included in the exhibits to this press release.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and using proprietary, validated processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Fees from tissue distribution	$40,793	$41,556	$117,899	$118,961
Other revenues	1,043	1,257	2,896	3,606

Total revenues	41,836	42,813	120,795	122,567
Costs of processing and distribution	21,950	22,199	64,994	65,003

Gross profit	19,886	20,614	55,801	57,564

Expenses:
Marketing, general and administrative	15,630	14,812	44,935	44,876
Research and development	2,076	2,187	7,010	5,843
Goodwill impairment	134,681	—	134,681	—
Restructuring charges	—	—	—	42
Asset abandonments	3	125	18	208

Total expenses	152,390	17,124	186,644	50,969

Operating (loss) income	(132,504)	3,490	(130,843)	6,595

Total other expense—net	(168)	(339)	(364)	(431)

(Loss) income before income tax provision	(132,672)	3,151	(131,207)	6,164
Income tax provision	(387)	(838)	(958)	(1,798)

Net (loss) income	$(133,059)	$2,313	$(132,165)	$4,366

Net (loss) income per common share—basic	$(2.43)	$0.04	$(2.42)	$0.08

Net (loss) income per common share—diluted	$(2.43)	$0.04	$(2.42)	$0.08

Weighted average shares outstanding—basic	54,806,262	54,386,604	54,703,890	54,287,007

Weighted average shares outstanding—diluted	54,806,262	54,954,665	54,703,890	54,729,147

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Loss and Net Loss Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2010		September 30, 2009
	Net Loss	Impact per Diluted Share	Net Income	Impact per Diluted Share
GAAP results	$(133,059)	$(2.43)	$2,313	$0.04
Goodwill impairment	134,681	2.46	—	—
Tax effect	—	—	—	—

Adjusted results	$1,622	$0.03	$2,313	$0.04

	Nine Months Ended
	September 30, 2010		September 30, 2009
	Net Loss	Impact per Diluted Share	Net Income	Impact per Diluted Share
GAAP results	$(132,165)	$(2.42)	$4,366	$0.08
Goodwill impairment	134,681	2.46	—	—
Tax effect	—	—	—	—

Adjusted results	$2,516	$0.05	$4,366	$0.08

Use of Non-GAAP Financial Measures

To supplement RTI Biologics’ condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non-GAAP financial measures that exclude certain amounts, including non-GAAP net income and non-GAAP impact per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measures for the three and nine month periods ended September 30, 2010 as well as the reason for excluding the individual item.

Goodwill impairment charge – This adjustment relates to evaluating the goodwill associated with the purchase of Tutogen Medical Inc. Management removes the impact of the goodwill impairment charge from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP impact per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP impact per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the impairment charges. The Company further believes that providing this information better enables RTI Biologics’ investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Fees from tissue distribution:
Sports medicine	$10,887	$9,493	$32,751	$29,211
Spine	9,743	10,857	24,474	31,527
Dental	7,714	6,969	22,061	21,584
Surgical specialties	6,800	8,422	18,885	19,638
BGS and general orthopedic	5,649	5,815	19,728	17,001
Other revenues	1,043	1,257	2,896	3,606

Total revenues	$41,836	$42,813	$120,795	$122,567

Domestic revenues	37,632	37,384	106,830	105,385
International revenues	4,204	5,429	13,965	17,182

Total revenues	$41,836	$42,813	$120,795	$122,567

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$15,548	$17,382
Accounts receivable—net	21,450	22,228
Inventories—net	89,626	93,935
Prepaid and other current assets	37,002	19,397

Total current assets	163,626	152,942

Property, plant and equipment—net	44,537	46,562
Goodwill	—	134,681
Other assets—net	24,699	20,322

Total assets	$232,862	$354,507

Liabilities and Stockholders’ Equity
Accounts payable	$11,906	$19,844
Accrued expenses and other current liabilities	19,332	14,191
Short-term obligations and current portion of long-term obligations	2,503	3,963

Total current liabilities	33,741	37,998
Deferred revenue	23,554	10,381
Long-term liabilities	16,438	16,239

Total liabilities	73,733	64,618
Stockholders’ equity:
Common stock and additional paid-in capital	408,423	406,380
Accumulated other comprehensive loss	(1,012)	(374)
Accumulated deficit	(248,282)	(116,117)

Total stockholders’ equity	159,129	289,889

Total liabilities and stockholders’ equity	$232,862	$354,507

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net (loss) income	$(133,059)	$2,313	$(132,165)	$4,366
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	1,886	1,734	5,529	5,415
Stock-based compensation	479	423	1,290	1,259
Goodwill impairment	134,681	—	134,681	—
Deferred revenue	—	8,000	—	8,000
Change in working capital	(3,809)	(8,423)	(4,872)	(19,127)
Other items to reconcile to net cash (used in) provided by operating activities	(1,009)	1,490	(1,518)	1,462

Net cash (used in) provided by operating activities	(831)	5,537	2,945	1,375

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,727)	(1,138)	(2,388)	(3,046)
Proceeds from sale of property, plant and equipment	—	—	—	18
Patent and acquired intangible asset costs	(1,060)	(99)	(1,283)	(323)

Net cash used in investing activities	(2,787)	(1,237)	(3,671)	(3,351)

Cash flows from financing activities:
Proceeds from exercise of common stock options	19	416	764	515
Excess tax benefit from exercise of common stock options	—	176	—	186
Net proceeds (payments) on short-term obligations	163	445	(886)	(2,437)
Proceeds from long-term obligations	5,500	3,029	9,750	8,578
Payments on long-term obligations	(4,274)	(2,162)	(10,713)	(4,590)

Net cash provided by (used in) financing activities	1,408	1,904	(1,085)	2,252

Effect of exchange rate changes on cash and cash equivalents	29	72	(23)	91

Net (decrease) increase in cash and cash equivalents	(2,181)	6,276	(1,834)	367
Cash and cash equivalents, beginning of period	17,729	14,167	17,382	20,076

Cash and cash equivalents, end of period	$15,548	$20,443	$15,548	$20,443